Exhibit 10.1

REMUS CAPITAL	101 Arch St. Boston, MA 02110

December 17, 2025

Attn: Venkat Nelabhotla

Co-founder, President & CEO

Vyome Holdings, Inc

Harvard Square, One Mifflin Place

Suite 400, Cambridge

MA 02138 USA

Via Email: alison.forsythe@humanyze.com

Re:	Binding Letter of Intent

Dear Mr. Nelabhotla:

This letter of intent (this “LOI”) outlines the general terms and conditions of a prospective transaction (as further described herein, the “Transaction”) between LiveChain, Inc., a Delaware corporation (“LICH”), Remus Capital Series B II, L.P. (“Remus”) and Sociometric Solutions, Inc, DBA Humanyze, a Delaware corporation (“Humanyze”) regarding the sale of the Remus Senior, Secured Convertible Note (“Remus Note”) as Amended December 7, 2025 between Remus and Humanyze to LICH. The Parties (as defined below) acknowledge that LICH is a non-wholly owned subsidiary of Vyome Holdings, Inc. (“Vyome”). Each of Remus, LICH and Vyome may individually be referred to herein as a “Party” or collectively as the “Parties”.

This LOI is considered a binding agreement, except as specifically set forth herein, and outlines the proposed and agreed-upon terms of the transactions contemplated herein (the “Proposed Transactions”). This LOI is intended to serve as an outline of the agreed-upon principal terms and conditions regarding the Proposed Transactions and is subject to the execution and closing of definitive agreements related to the Proposed Transactions among the Parties and such other parties as determined to be necessary (“Definitive Agreements”).

The Parties recognize that there are other terms and conditions that have yet to be addressed and such other representations, warranties, conditions, covenants, indemnities, and other terms that are customary for transactions of this kind, but the Parties agree to work together to address these issues and to complete the Definitive Agreements that are acceptable to both Parties as quickly as is commercially practicable.

1.	Acquisition Entity Formation - Subject to the terms of the Definitive Agreements, LICH will form a subsidiary (the “Newco Sub”).

2.	Remus Note Purchase and Exchange Agreement - The Newco Sub shall enter into a Note Purchase and Exchange Agreement with Remus, and shall acquire the Remus Note in exchange for the issuance to Remus of stock of LICH as set forth below.

3.	Consideration - As partial consideration for the purchase of the Remus Note, LICH shall issue to Remus 25.00% of the fully diluted common stock of LICH immediately prior to the closing of the Proposed Transaction (the “Closing”). An additional 10% of common stock shall be available and issued to key current and future employees of LICH. The 25% common stock issuance to Remus shall be inclusive of the 10% employee pool, such that current shareholders of LICH would own 65% post-transaction.

4.	Terms: The additional terms of the Transaction shall be as follows:

(a)	Humanyze Business Continuity - Pursuant to the Proposed Transactions, Remus should ensure the legacy Humanyze entity shall remain active and in good standing for the purposes of servicing select existing debts, liabilities, and other obligations. It shall under no circumstance be permitted to, or allowed to dissolve, declare bankruptcy, or otherwise cease to exist for a period of no less than 24 months after the execution of the Definitive Agreements. It is acknowledged herein that Remus shall continue to play a role in good faith in the ultimate conveyance of assets with clear title and facilitation of any claims or other potential obstructions related to closing.

(b)	Board Representation - It is currently expected that the Proposed Transactions shall result in Remus holding 25.0% of the LICH Shares. In conjunction with the execution of the Definitive Agreements, Remus shall have the right to appoint no more than one Director to the LICH Board of Directors immediately after the Closing.

(c)	Growth Capital - LICH Board and CEO shall make best efforts to raise capital as needed.

5.	Closing - The Parties will use their commercially reasonable efforts to come to final agreement on, and to execute, the Definitive Agreements within 30 days of execution of this LOI, and thereafter to consummate the Closing with an additional 45 days, following satisfaction of all conditions precedent to the Proposed Transactions as set forth in the Definitive Agreements.

6.	Review of Documents - Promptly upon execution and delivery of this LOI, each of the Parties will diligently proceed to exchange copies of financial information and copies of all material information and agreements pertinent to the Proposed Transactions to which each of us is subject to permit their respective legal counsel, accountants, and advisors to proceed with their due diligence review. Representatives of the respective Parties will be made available to meet with the Parties’ respective advisors to respond to questions or furnish information as may reasonably be requested.

7.	Closing Conditions - The Closing of the Proposed Transactions will be conditioned upon the conditions to closing as set forth in the Definitive Agreements, which shall include, among other matters, the following: (i) satisfactory representations and warranties by all Parties as to all customary matters; (ii) evidence that each Party is in good standing in its the state of incorporation; (iii) any required completion of filings by LICH with the Securities and Exchange Commission (the “SEC”); (iv) approval of the shareholders of LICH as may be required by the OTC markets stock market; and (v) no material adverse effect having occurred with respect to any Party. Immediately following the full execution of this LOI. (vi) Satisfactory Completion of due diligence by Vyome and LICH

8.	Final Agreements - The terms contained in this LOI are binding and are subject to the Definitive Agreements execution and Closing conditions being met, including Section 8 through Section 17 (the “Binding Provisions”), which are binding irrespective of reaching agreement on the Definitive Agreements. Subject to the foregoing, following the date of full execution of this LOI and until the 30 day anniversary of such date (the “Negotiation Period”), the Parties shall proceed in good faith to negotiate, agree upon, and enter into the Definitive Agreements embodying the terms and conditions contained in this LOI. The drafting, negotiation, execution, and delivery of the final agreements shall be acceptable to all Parties, which shall include representations, warranties, covenants, mutual indemnifications, and conditions customary for transactions similar to the Proposed Transaction. Unless and until the Definitive Agreements have been executed and delivered, none of the Parties shall have any legal obligation to any other Party of any kind with respect to the Proposed Transactions, whether because of this LOI or any other written or oral expression regarding the Proposed Transactions or otherwise, except for the Binding Provisions. Each Party reserves the right, in its sole discretion, to reject any and all proposals made by the other Parties or their respective affiliates or any of their respective officers, directors, employees, consultants, contractors, agents and financial and legal advisors (collectively with such affiliates, such Party’s “Representatives”) with regard to its participation in the Proposed Transaction. No Party will have (and each Party hereby irrevocably waives) any claims against each other Party or any of its Representatives arising out of or relating to the Proposed Transactions other than those, if any, that either Party may have regarding the Binding Provisions and then only in accordance with the terms thereof, or as a party to the Definitive Agreements (if any) that is finally entered into between the Parties.

9.	Termination - This LOI may be terminated at any time by mutual written agreement of the Parties prior to execution of the Definitive Agreements. This LOI shall automatically expire upon the earlier of the execution of the Definitive Agreements and the expiration of the Negotiation Period. Upon any such expiration or termination of this LOI, no Party will be under any further obligation under this LOI; however, the provisions of Section 12 (Confidentiality) will survive the expiration or termination of this LOI.

10.	Representation - Remus represents that neither Remus or any of its principals is party to or bound by any agreement with respect to Proposed Transactions any other than under this LOI.

11.	Expenses and Good Faith Deposit - As a condition of this Agreement, LICH shall agree to a twenty thousand dollar ($20,000) Good Faith Deposit, to be remitted directly to Humanyze in lieu of Remus. In the event the two Parties fail to execute Definitive Agreements within 60 days, the Deposit shall be forfeited if LICH fails to enter into the Definitive Agreements for any reason other than detailed Closing Conditions in the this LOI are not completed to the satisfaction of LICH or closing condition to Definitive Agreements are not fulfilled. This deposit shall be refundable if both Parties agree to terminate the Transaction. Other than this Good Faith Deposit or as otherwise specifically set forth in the Definitive Agreements, each Party shall pay its fees and expenses and those of its agents, counsel, and advisors with respect to the Transaction.

12.	Confidentiality - Each Party to this LOI agrees to maintain the confidentiality of all of the information received from the other Party and use such information only for the purposes contemplated by this LOI; provided, however, that the LICH and its Affiliates shall be permitted to disclose this LOI in the form of a mutually approved press release, or as required by applicable law or order of a governmental authority, and the Parties hereby agree that upon payment of the Good Faith Deposit, this LOI may be filed by LICH as an exhibit to a Form 8-K disclosing the terms of this LOI if determined to be so required by LICH’s legal counsel.

In the event of a termination of this LOI for any reason, each Party shall return to the other applicable Parties all documents (and any copies thereof) and information provided to it by such other Parties. In the event that the Parties enter into a separate confidentiality agreement following the execution of this LOI, such separate agreement shall supersede the provisions of this Section 12. The obligation of confidentiality under this Section 12 shall survive the termination of this LOI.

13.	Public Announcements - The Parties shall mutually agree on any public announcement regarding this LOI. Any other announcements by any Party concerning the subject matter hereof shall be mutually agreed upon, subject to LICH’s disclosure obligations pursuant to SEC regulations.

14.	Agreement. The failure of the Parties to reach agreement on the terms and conditions being included in the Definitive Agreements and other agreements referred to herein shall not be construed as a breach of this LOI by any Party hereto. Moreover no past or future action, course of conduct or failure to act relating to the possible acquisition or relating to the negotiation of the terms of the Definitive Agreements will give rise to or serve as a basis for any obligation or other liability on the part of any Party.

15.	Entire Agreement: Amendment - This LOI constitutes the entire agreement of the Parties with respect to the foregoing matters and may only be amended in writing and executed by each of the Parties.

16.	Jurisdiction/Governing Law - The Parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within Massachusetts over any dispute arising out of or relating to this LOI or any of the transactions contemplated hereby and each Party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. This LOI shall be governed by and construed in accordance with the laws of the State of Delaware in each case as in effect from time to time and as the same may be amended from time to time, without application of the conflicts of laws provisions thereof and as applied to agreements performed wholly within the State of Delaware. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LOI OR THE TRANSACTIONS CONTEMPLATED HEREIN, WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY.

17.	Counterparts: Facsimile and Emailed PDF Signatures - This LOI may be executed in any number of counterparts and by the different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. In the event that any signature is delivered by facsimile transmission or if signatures are delivered by emailed PDF file, such signatures shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or emailed PDF signature page were an original thereof.

[Signatures appear on following page]

The undersigned Parties acknowledge and agree to all of the terms and conditions herein:

Agreed and accepted as of this 17th day of December 2025:

REMUS CAPITAL SERIES B II, L.P.

By:	/s/ Krishna K. Gupta
Name:	Krishna Gupta
Title:	General partner

LIVECHAIN, INC.

By:	/s/ Venkat Nelabhotla
Name:	Venkat Nelabhotla
Title:	Chief Executive Office

VYOME HOLDINGS, INC

By:	/s/ Venkat Nelabhotla
Name:	Venkat Nelabhotla
Title:	Chief Executive Officer

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